Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-221865-01) of our report dated February 22, 2018, with respect to the consolidated financial statements and schedule of United Airlines, Inc., included in this Annual Report (Form 10-K) of United Airlines, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Chicago, Illinois

February 22, 2018